Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Reports
 Second Quarter Fiscal 2024 Financial Results

~ Comparable Store Sales increased 5.8% ~

~  Earnings per Share increased 16.2% to $0.79 ~

~  Adjusted Earnings per Share increased 16.4% to $0.78 ~

~ Raising Fiscal Year Sales and Earnings Outlook ~

HARRISBURG, PA – August 29, 2024 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (the “Company”) today reported financial results for the second quarter ended August 3, 2024.

Second Quarter Summary:

•	Total net sales increased 12.4% to $578.4 million.

•	Comparable store sales increased 5.8% from the prior year increase of 7.9%.

•	The Company opened nine new stores, ending the quarter with 525 stores in 31 states, a year-over-year increase in store count of 8.9%.

•	Operating income increased 15.6% to $60.8 million and operating margin increased 30 basis points to 10.5%.

•	Net income increased 16.1% to $49.0 million, or $0.79 per diluted share.

•	Adjusted net income(1) increased 15.6% to $48.2 million, or $0.78 per diluted share.

•	Adjusted EBITDA(1) increased 16.4% to $74.5 million and adjusted EBITDA margin(1) increased 50 basis points to 12.9%.

(1)
As used throughout this release, adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, and adjusted EBITDA margin are not measures recognized under U.S. generally accepted accounting principles (“GAAP”). Please see the accompanying financial tables which reconcile our comparable GAAP measures to these non-GAAP measures.

“Today, more than ever, everyone loves a bargain, and we are pleased that our great deal flow, disciplined expense control, and the strong execution of our teams led to better than expected sales and earnings for the second quarter. The process improvements and investments we have made in our people, supply chain, stores, and marketing continue to pay off in the form of better productivity, consistent execution, and strong financial performance,” said John Swygert, Chief Executive Officer.

“We have now generated nine consecutive quarters of comparable store sales growth. We are confident in our ability to continue executing at a high level and winning into the future. With our upgraded outlook for fiscal 2024, we expect to open 50 new stores, return to a 40 percent annual gross margin, and deliver an adjusted EBITDA margin in the low-teens,” Mr. Swygert concluded.

Second Quarter Results

Net sales increased 12.4% to $578.4 million in the second quarter of fiscal 2024 as compared with net sales of $514.5 million in the second quarter of fiscal 2023.  The increase in net sales was the result of new store unit growth in addition to a comparable store sales increase of 5.8%.

Gross profit increased 11.4% to $219.0 million in the second quarter of fiscal 2024 from $196.7 million in the second quarter of fiscal 2023. Gross margin decreased 30 basis points to 37.9% in the second quarter of fiscal 2024 from 38.2% in the second quarter of fiscal 2023. The decrease in gross margin was primarily due to a slightly lower merchandise margin due to changes in product mix.

Selling, general, and administrative expenses increased 8.2% to $145.7 million in the second quarter of fiscal 2024 from $134.6 million in the second quarter of fiscal 2023. The increase was primarily driven by higher selling expenses related to new store openings.  As a percentage of net sales, SG&A decreased 100 basis points to 25.2% in the second quarter of fiscal 2024 compared to 26.2% in the second quarter of fiscal 2023, primarily the result of leverage of fixed expenses on the increase in comparable store sales and disciplined expense control.

Pre-opening expenses increased to $4.6 million in the second quarter of fiscal 2024 from $2.9 million in the second quarter of fiscal 2023 due to costs associated with the startup of the Company’s fourth distribution center in Princeton, IL as well as the comparative number of new stores.

Operating income increased 15.6% to $60.8 million in the second quarter of fiscal 2024 from $52.5 million in the second quarter of fiscal 2023.  Operating margin increased 30 basis points to 10.5% in the second quarter of fiscal 2024 from 10.2% in the second quarter of fiscal 2023.

Net income increased 16.1% to $49.0 million, or $0.79 per diluted share, in the second quarter of fiscal 2024 compared with net income of $42.2 million, or $0.68 per diluted share, in the second quarter of fiscal 2023. Adjusted net income(1) increased 15.6% to $48.2 million, or $0.78 per diluted share, in the second quarter of fiscal 2024 from $41.7 million, or $0.67 per diluted share, in the second quarter of fiscal 2023.

Adjusted EBITDA(1) increased 16.4% to $74.5 million in the second quarter of fiscal 2024  from $64.0 million in the second quarter of fiscal 2023.  Adjusted EBITDA margin(1) increased 50 basis points to 12.9% in the second quarter of fiscal 2024 from 12.4% in the second quarter of fiscal 2023. Adjusted EBITDA excludes non-cash stock-based compensation expense.

Balance Sheet and Cash Flow Highlights

The Company’s cash and cash equivalents and short-term investments were $353.1 million as of the end of the second quarter of fiscal 2024 compared with cash and cash equivalents of $310.2 million as of the end of the second quarter of fiscal 2023. The Company had no borrowings outstanding under its $100 million revolving credit facility and $89.0 million of availability under the facility as of the end of the second quarter of fiscal 2024. The Company ended the period with total borrowings, consisting solely of finance lease obligations, of $1.6 million as of the end of the second quarter of fiscal 2024.

During the second quarter of fiscal 2024, the Company repurchased 81,340 shares of its common stock for $6.4 million. As of the end of the second quarter, the Company had $54.2 million of remaining capacity under its current share repurchase program.

Inventories as of the end of the second quarter of fiscal 2024 increased 6.6% to $531.3 million compared with $498.3 million as of the end of the second quarter of fiscal 2023, driven by new store growth.

Capital expenditures were $38.3 million in the second quarter of fiscal 2024, primarily related to the completion of the Company’s distribution center in Princeton, IL, the Company’s acquisition of the former 99 Cents Only Stores locations, the remodeling of existing stores, and the development of new stores.

Fiscal 2024 Outlook

Our outlook for the fiscal year ending February 1, 2025 (“fiscal 2024”) reflects a 52 week year versus 53 weeks in fiscal 2023. The Company is raising its sales and earnings outlook for fiscal 2024. A comparison of new and previous outlook figures is contained in the table below:

	New	Previous
New store openings, net(1)	48	48
Net sales	$2.276 to $2.291 billion	$2.257 to $2.277 billion
Comparable store sales increase	2.7% to 3.2%	1.5% to 2.3%
Gross margin	40.0%	40.0%
Operating income	$252 to 259 million	$250 to 258 million
Adjusted net income(2)	$199 to $203 million	$196 to $202 million
Adjusted net income per diluted share(2)	$3.22 to $3.30	$3.18 to $3.28
Annual effective tax rate (excludes excess tax benefits related to stock-based compensation)	25.0%	25.5%
Diluted weighted average shares outstanding	62 million	62 million
Capital expenditures(3)	$104 million	$90 million

(1)	Includes 50 planned new store openings and 2 closures where the Company chose not to renew the leases.
(2)
The guidance ranges as provided for adjusted net income and adjusted net income per diluted share exclude the excess tax benefits related to stock-based compensation as the Company cannot predict such estimates without unreasonable effort.

(3)	Includes $14.6 million purchase price for the acquisition of former 99 Cents Only Stores locations and includes build out costs related to such locations.

Conference Call Information

A conference call to discuss second quarter fiscal 2024 financial results is scheduled for today, August 29, 2024, at 8:30 a.m. Eastern Time. To access the live conference call, please pre-register here. Registrants will receive a confirmation with dial-in instructions. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.ollies.us/.

A replay of the conference call webcast will be available at the investor relations website for one year.

About Ollie’s

We are America’s largest retailer of closeout merchandise and excess inventory, offering Real Brands and Real Bargain prices®!  We offer extreme value on brand name products in a variety of departments, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids, and more. We currently operate 530 stores in 31 states and growing! For more information, visit www.ollies.us.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, including our fiscal 2024 business outlook or financial guidance, and industry outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, capital market conditions, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including, but not limited to, supply chain challenges, legislation, national trade policy, and the following: our failure to adequately procure and manage our inventory, anticipate consumer demand or achieve favorable product margins; changes in consumer confidence and spending; risks associated with our status as a “brick and mortar” only retailer; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; fluctuations in comparable store sales and results of operations, including on a quarterly basis; factors such as inflation, cost increases and energy prices; the risks associated with doing business with international manufacturers and suppliers including, but not limited to, potential increases in tariffs on imported goods; our inability to operate our stores due to civil unrest and related protests or disturbances; our failure to properly hire and to retain key personnel and other qualified personnel; changes in market levels of wages; risks associated with cybersecurity events and the timely and effective deployment, protection and defense of computer networks and other electronic systems, including email; our inability to obtain favorable lease terms for our properties; the failure to timely acquire, develop, open, and operate, or the loss of, or disruption or interruption in the operations of, any of our centralized distribution centers; risks associated with our lack of operations in the growing online retail marketplace; risks associated with litigation, the expense of defense, and potential for adverse outcomes; our inability to successfully develop or implement our marketing, advertising and promotional efforts; the seasonal nature of our business; risks associated with natural disasters, whether or not caused by climate change; outbreak of viruses, global health epidemics, pandemics, or widespread illness; changes in government regulations, procedures and requirements; and our ability to service indebtedness and to comply with our financial covenants together with each of the other factors set forth under the heading “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.  Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.  You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Contact:
John Rouleau
ICR
John.Rouleau@icrinc.com

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us

Ollie’s Bargain Outlet Holdings, Inc.

Condensed Consolidated Statements of Income

(In thousands except for per share amounts)

(Unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	August 3,	July 29,	August 3,	July 29,
	2024	2023	2024	2023
Condensed consolidated statements of income data:
Net sales	$578,375	$514,509	$1,087,193	$973,663
Cost of sales	359,344	317,825	658,804	598,408
Gross profit	219,031	196,684	428,389	375,255
Selling, general, and administrative expenses	145,673	134,623	288,092	264,891
Depreciation and amortization expenses	8,004	6,655	15,720	13,138
Pre-opening expenses	4,595	2,869	7,321	6,150
Operating income	60,759	52,537	117,256	91,076
Interest income, net	(3,928)	(3,402)	(8,229)	(6,077)
Income before income taxes	64,687	55,939	125,485	97,153
Income tax expense	15,705	13,758	30,161	23,992
Net income	$48,982	$42,181	$95,324	$73,161
Earnings per common share:
Basic	$0.80	$0.68	$1.55	$1.18
Diluted	$0.79	$0.68	$1.54	$1.18
Weighted average common shares outstanding:
Basic	61,313	61,768	61,347	61,869
Diluted	61,721	62,055	61,731	62,131

Percentage of net sales (1):
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	62.1	61.8	60.6	61.5
Gross profit	37.9	38.2	39.4	38.5
Selling, general, and administrative expenses	25.2	26.2	26.5	27.2
Depreciation and amortization expenses	1.4	1.3	1.4	1.3
Pre-opening expenses	0.8	0.6	0.7	0.6
Operating income	10.5	10.2	10.8	9.4
Interest income, net	(0.7)	(0.7)	(0.8)	(0.6)
Income before income taxes	11.2	10.9	11.6	10.0
Income tax expense	2.7	2.7	2.8	2.5
Net income	8.5%	8.2%	8.8%	7.5%

(1)  Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	August 3,	July 29,
Assets	2024	2023
Current assets:
Cash and cash equivalents	$170,600	$181,416
Short-term investments	182,544	128,769
Inventories	531,286	498,331
Accounts receivable	1,187	2,935
Prepaid expenses and other current assets	9,813	6,810
Total current assets	895,430	818,261
Property and equipment, net	307,163	202,889
Operating lease right-of-use assets	494,169	455,452
Goodwill	444,850	444,850
Trade name	230,559	230,559
Other assets	2,122	2,145
Total assets	$2,374,293	$2,154,156
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$589	$575
Accounts payable	129,824	121,144
Income taxes payable	-	3,741
Current portion of operating lease liabilities	87,476	90,540
Accrued expenses and other current liabilities	79,952	82,295
Total current liabilities	297,841	298,295
Revolving credit facility	-	-
Long-term debt	984	1,081
Deferred income taxes	72,803	70,950
Long-term portion of operating lease liabilities	411,994	368,850
Total liabilities	783,622	739,176
Stockholders’ equity:
Common stock	67	67
Additional paid-in capital	713,509	686,438
Retained earnings	1,263,275	1,059,673
Treasury - common stock	(386,180)	(331,198)
Total stockholders’ equity	1,590,671	1,414,980
Total liabilities and stockholders’ equity	$2,374,293	$2,154,156

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	August 3,	July 29,	August 3,	July 29,
	2024	2023	2024	2023
Net cash provided by operating activities	$43,875	$73,893	$84,059	$109,765
Net cash used in investing activities	(90,883)	(14,247)	(159,398)	(113,558)
Net cash used in financing activities	5,358	(13,189)	(20,323)	(25,387)
Net decrease in cash and cash equivalents	(41,650)	46,457	(95,662)	(29,180)
Cash and cash equivalents at beginning of period	212,250	134,959	266,262	210,596
Cash and cash equivalents at end of period	$170,600	$181,416	$170,600	$181,416

Ollie’s Bargain Outlet Holdings, Inc.

Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

The Company reports its financial results in accordance with GAAP.  We have included the non-GAAP measures of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted net income per diluted share in this press release as these are key measures used by our management and our board of directors to evaluate our operating performance and the effectiveness of our business strategies, make budgeting decisions, and evaluate compensation decisions.  Management believes it is useful to investors and analysts to evaluate these non-GAAP measures on the same basis as management uses to evaluate the Company’s operating results. We believe that excluding items that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude from net income and net income per diluted share, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

The tables below reconcile the most directly comparable GAAP measure to non-GAAP financial measures: net income to adjusted net income, net income per diluted share to adjusted net income per diluted share, and net income to EBITDA and adjusted EBITDA.

Adjusted net income and adjusted net income per diluted share exclude excess tax benefits related to stock-based compensation, which may not occur with the same frequency or magnitude in future periods. We define EBITDA as net income before net interest income or expense, depreciation and amortization expenses, and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for non-cash stock-based compensation expense.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative to or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company’s financial position, results of operations, and cash flows and should therefore be considered in assessing the Company’s actual financial condition and performance. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (In thousands except for per share amounts)

 (Unaudited)

Reconciliation of GAAP net income to adjusted net income

	Thirteen weeks ended		Twenty-six weeks ended
	August 3,	July 29,	August 3,	July 29,
	2024	2023	2024	2023
Net income	$48,982	$42,181	$95,324	$73,161
Excess tax benefits related to stock-based compensation(1)	(756)	(481)	(1,888)	(709)
Adjusted net income	$48,226	$41,700	$93,436	$72,452

(1)	Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update 2016-09, Stock Compensation.

Reconciliation of GAAP net income per diluted share to adjusted net income per diluted share

	Thirteen weeks ended		Twenty-six weeks ended
	August 3,	July 29,	August 3,	July 29,
	2024	2023	2024	2023
Net income per diluted share	$0.79	$0.68	$1.54	$1.18
Adjustments as noted above, per dilutive share:
Excess tax benefits related to stock-based compensation(1)	(0.01)	(0.01)	(0.03)	(0.01)

Adjusted net income per diluted share (1)	$0.78	$0.67	$1.51	$1.17

Diluted weighted-average common shares outstanding	61,721	62,055	61,731	62,131

(1) Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (Dollars in thousands)

 (Unaudited)

Reconciliation of GAAP net income to EBITDA and adjusted EBITDA

	Thirteen weeks ended		Twenty-six weeks ended
	August 3,	July 29,	August 3,	July 29,
	2024	2023	2024	2023
Net income	$48,982	$42,181	$95,324	$73,161
Interest income, net	(3,928)	(3,402)	(8,229)	(6,077)
Depreciation and amortization expenses	10,039	8,292	19,824	16,366
Income tax expense	15,705	13,758	30,161	23,992
EBITDA	70,798	60,829	137,080	107,442
Non-cash stock-based compensation expense	3,652	3,141	6,801	6,004
Adjusted EBITDA	$74,450	$63,970	$143,881	$113,446

 Key Statistics

	Thirteen weeks ended		Twenty-six weeks ended
	August 3,	July 29,	August 3,	July 29,
	2024	2023	2024	2023

Number of stores open at the beginning of period	516	476	512	468
Number of new stores	9	6	13	15
Number of closed stores	-	-	-	(1)
Number of stores open at end of period	525	482	525	482

Average net sales per store (1)	$1,113	$1,074	$2,106	$2,044
Comparable stores sales change	5.8%	7.9%	4.5%	6.3%
Comparable store count – end of period	475	434	475	434

(1)	Average net sales per store represents the weighted average of total net weekly sales divided by the number of stores open at the end of each week for the respective periods presented.